Exhibit 99.1

News Release
6950 Columbia Gateway Drive Columbia, MD 21046 www.magellanhealth.com

FOR IMMEDIATE RELEASE
	Investor Contact:	Melissa Rose
877-645-6464
	Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES WINS CONTRACT TO SERVE TENNCARE MEMBERS

COLUMBIA, Md. — November 21, 2003 — Magellan Health Services, Inc. (OTCBB: MGLHQ) today announced that its wholly owned subsidiary Tennessee Behavioral Health has been awarded a new contract to provide behavioral health services for members in the East region of TennCare, the State of Tennessee’s health insurance program for Medicaid recipients and the uninsured.  The Company estimates that the contract will generate approximately $150 million in revenue annually.  Magellan also announced that its existing contracts to provide services for the statewide program would be extended through March 31, 2004.

Under the new agreement, which is scheduled to be signed on December 15, 2003, Tennessee Behavioral Health will provide managed behavioral health services for approximately 500,000 individuals located in the East region of the state.  The contract becomes effective April 1, 2004 for an initial term that runs through December 31, 2005, and includes a provision for extensions at the State’s option through December 31, 2008.

Steven J. Shulman, chief executive officer of Magellan Health Services, said, “We are very pleased to have the opportunity to continue our long and successful track record of serving participants in Tennessee’s landmark public sector mental health program.  We are proud of the collaborative relationships we have developed over the years with both the State and TennCare’s stakeholders and we are committed to supporting the State now and in the future in its efforts to provide high quality behavioral health care.”

Magellan and its predecessor organizations have been serving TennCare members since 1995.  Earlier this year, the State of Tennessee issued a request for proposals for TennCare under which the behavioral health portion of the program would be divided into three regions of the State.  Magellan submitted a proposal for the East region only.

About Magellan:  Headquartered in Columbia, Md., Magellan Health Services (OTCBB: MGLHQ), is the country’s leading behavioral managed care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this document may constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and

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MAGELLAN HEALTH SERVICES WINS CONTRACT TO SERVE TENNCARE MEMBERS

unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including:  the ability to enter into a contract with the State of Tennessee successfully, the ability to obtain all required regulatory approvals and to satisfy all other conditions to consummation of the Company’s Plan of Reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward-looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care, increased competition, economic uncertainties and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Transition Report on Form 10-K for the transition period from October 1, 2002 to December 31, 2002 filed with the Securities and Exchange Commission on August 12, 2003.

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